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EXHIBIT 10.2

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") by and among Molson Coors Brewing Company, a Delaware corporation (the "Company") and Peter H. Coors (the "Executive"), is dated as of January 1, 2009 ("Effective Date").

W I T N E S S E T H:

        WHEREAS, Executive and the Company entered into an Employment Agreement, which was subsequently amended as of August 1, 2007, (as amended, the "Original Agreement"), effective as of June 27, 2005 (the "Original Effective Date"), pursuant to which the Executive has served as Vice Chairman of the Company and been employed as the Executive Chairman of Coors Brewing Company, a wholly-owned subsidiary of the Company; and

        WHEREAS, the Company desires that Executive continue to serve as either Chairman or Vice Chairman of the Company and to cause CBC to employ the Executive as the Executive Chairman of CBC and the Executive desires to so serve and remain in such employ; and

        WHEREAS, the Company and the Executive desire to terminate the Original Agreement and enter into this Agreement to set forth the terms of his employment by the Company.

        NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.     Effective Date; Employment Period.    The Company hereby agrees to continue to cause CBC to employ the Executive for the period from the date hereof through June 27, 2011 (the "Employment Period"); provided, however, that on each annual anniversary of the Original Effective Date subsequent to the date of this Agreement (each such annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), the Employment Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least six (6) months prior to a Renewal Date the Company's Board of Directors, acting pursuant to such vote as may be required under the Company's Bylaws, shall give notice to the Executive that the Employment Period will not be so extended. Effective January 1, 2009, notice of non-renewal given by the Company's Board of Directors shall constitute the termination of Executive's employment by the Company pursuant to Section 4(b) hereof effective as of the last day of the Employment Period unless the Company satisfies the requirements of Section 3(b) for a termination for Cause or otherwise enters into an agreement with the Executive that supersedes this Employment Agreement.

        2.     Terms of Employment.

          (a)   Position and Duties.

            (i)    During the Employment Period, the Executive shall be employed Executive Chairman of CBC and shall have such duties, responsibilities, power and authority as contemplated by the Bylaws of CBC as in effect on the date hereof, and shall have such other duties and responsibilities as may be assigned to him by the Company or CBC commensurate with his position as Executive Chairman of CBC. Executive shall report to the Company's and CBC's board of directors.

            (ii)   During the Employment Period, Executive shall serve as a member of the Company's Board of Directors and as Vice Chairman or Chairman thereof subject to re-nomination or re-election in accordance with the provisions of the Company's Restated Certificate of Incorporation and Bylaws. Executive acknowledges that for so long as Executive is employed under this Agreement, he shall not be entitled to any additional compensation for his service as Vice Chairman, or Chairman or as a director. Executive shall not be considered an executive officer of the Company subject to Section 2.2.6 of the Company's Bylaws.

            (iii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and to discharge the responsibilities assigned to the Executive hereunder. During the Employment Period, the Executive may (A) serve on civic or charitable boards or committees of not for profit or similar organizations, (B) teach, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. In addition, Executive may continue to serve on those corporate boards of which he is a member on the Effective Date and on other corporate boards with the consent of the Board.

          (b)   Compensation.

            (i)    Base Salary.    During the Employment Period, the Executive shall receive an annual base salary of $850,000 ("Annual Base Salary") which shall be paid in accordance with the Company's payroll policies for senior executive officers. During the Employment Period, the Annual Base Salary shall be reviewed at least annually in a manner consistent with competitive pay practices and commensurate with the review of salaries for other senior executives of the Company, and may be increased as a result of such review. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

            (ii)   Annual Bonus.    In addition to Annual Base Salary, the Executive shall be entitled to participate, with respect to each fiscal year ending during the Employment Period, in the annual bonus plan (the "Annual Bonus") applicable generally to senior executive officers of the Company and its subsidiaries, with a target annual bonus (the "Target Bonus") of no less than 80% of Executive's Annual Base Salary. Each such Annual Bonus shall be paid no later than the date when annual bonuses are paid to other senior executive officers, unless the Executive shall elect to defer the receipt of such Annual Bonus.

            (iii)  Employee Benefits and Perquisites.    During the Employment Period, the Executive shall be entitled to participate in all employee benefit, deferred compensation and perquisites plans and programs made available generally to senior executive officers of the Company or its subsidiaries at a level commensurate with his position.

            (iv)  Long Term Incentive Awards.    During each year of the Employment Period, the Executive shall be eligible to receive cash and/or equity awards under the Company's Incentive Compensation Plan or any successor plan commensurate with his position and consistent with such awards granted to senior executives of the Company or its subsidiaries.

            (v)   Retention Compensation.    The 40,000 restricted stock units ("RSUs") granted to Executive pursuant to Section 2(b)(v) of the Original Agreement (the "Retention Award") shall continue to vest in increments of 8,000 RSUs on the each of the first five anniversaries of the grant date (to the extent not vested on the date of this Agreement) and shall be subject to accelerated vesting as provided under this Agreement; provided, however, that delivery of shares or other property deliverable upon the vesting of the RSUs shall be deferred until the date which is six (6) months after the date of termination of Executive's employment for any reason.

            (vi)  Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's standard expense reimbursement policy.

            (vii) Vacation.    During the Employment Period, the Executive shall be entitled to no less than five (5) weeks of vacation per year.

        3.     Termination of Employment.

          (a)   Death or Disability.

            (i)    The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

            (ii)   If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"); provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be a disability pursuant to the Company's then existing long term disability plan or, in the absence of such a plan, a disability determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative.

          (b)   Cause.    The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

            (i)    conviction of a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or

            (ii)   a reasonable determination by the Board of Directors of the Company ("Board") that Executive has (A) willfully and continuously failed to perform substantially the Executive's duties (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner(s) in which the Executive has not substantially performed the Executive's duties, (B) engaged in illegal conduct, an act of dishonesty or gross misconduct injurious to the Company, or (C) knowingly violated a material requirement of the Company's ethical code of conduct or his fiduciary duty to the Company.

  For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith determination of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii)(A), (B) or (C) above, and specifying the particulars thereof in detail. The Company must notify the Executive of any event constituting Cause within sixty (60) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

          (c)   Good Reason.    The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall exist upon the occurrence, without the Executive's consent, of any one or more of the following circumstances:

            (i)    any material reduction of the Executive's base compensation which is in effect on the Effective Date (and as increased from time to time thereafter); provided that any reduction that is as part of a general reduction in the base compensation of executives of the same grade level shall not be "Good Reason";

            (ii)   any action or inaction by the Company that constitutes a material breach by the Company of any applicable plan, program or agreement under which the Executive provides services;

            (iii)  the material reduction or material adverse modification of the Executive's title, status, position, responsibilities or authority contemplated by Section 2(a) of this Agreement (and as such authorities and duties may be increased from time to time), such that the Executive's title, status, position, authority or responsibilities are inconsistent with, or commonly considered to be of lesser stature than, those in effect prior to the reduction or modification, as the same may, for example, be evidenced by (A) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of to the Board, or (B) a material diminution in the budget over which the Executive has authority; or

            (iv)  any requirement that the Executive relocate his principal place of employment by more than a fifty (50)-mile radius from its location on the Effective Date;

          Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for "Good Reason" by the Executive unless (A) the Executive has provided written notice to the Company that such circumstance exists within ninety (90) days of the initial existence of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and (B) the Executive's Separation from Service due to such circumstance occurs within the one (1) year period following the initial existence of such circumstance.

          (d)   Termination Without Cause or Without Good Reason.    The Executive's employment may be terminated by the Company without Cause or by the Executive without Good Reason at any time.

          (e)   Notice of Termination.    Any termination by the Company or the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (f)    Date of Termination.    "Date of Termination" means (i) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (ii) if the Executive's employment is terminated for any other reason, the date of receipt of the Notice of Termination or any later date up to thirty (30) days thereafter as specified in such Notice of Termination.

          (g)   "Termination of employment," "termination," or words of similar import, as used in this Employment Agreement means, for purposes of any payments under this Employment Agreement that are payments of deferred compensation subject to Code Section 409A, the Executive's "separation from service" as defined in Treasury Regulation Section 1.409A-1(h)(1). For this purpose, a "separation from service" is deemed to occur on the date that the Company and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to a level that, based on the facts and circumstances would constitute a separation from service; provided that, a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a separation from service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a separation from service. The bona fide services taken into account for this purpose shall be services for the Company and any business entity in which the Company directly or indirectly has an ownership interest of at least fifty percent (50%); provided that, at any time prior to the date the time and form of payment of deferred compensation is set, with respect to any business entity in which the Company has less than a fifty percent (50%) interest, "at least twenty percent (20%)" may be substituted for "at least fifty percent (50%)" where based on legitimate business criteria.

        4.     Obligations of the Company upon Termination.

          (a)   Death or Disability.    If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of: (i) any unpaid Annual Base Salary through the Date of Termination; (ii) any accrued vacation in accordance with Company policy; (iii) any unpaid Annual Bonus earned with respect to any fiscal year ending on or preceding the Date of Termination; (iv) reimbursement for any unreimbursed expenses incurred through the Date of Termination; and (v) all other payments, benefits or perquisites to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity, fringe benefit or perquisite plan or program or grant or this Agreement (collectively the "Accrued Obligations"). Accrued Obligations shall be paid to the Executive or Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. In addition, the Retention Award shall become fully vested as of such Date of Termination.

          (b)   Good Reason; Other Than for Cause.    If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

            (i)    the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

              (A)  the Accrued Obligations;

              (B)  the amount equal to the sum of (1) the Executive's Annual Base Salary through the end of the Company's fiscal year in which the Date of Termination occurs, and (2) the Target Bonus for the fiscal year in which the Date of Termination occurs;

              (C)  the amount equal to the product of (1) three and (2) the sum of the Executive's Annual Base Salary and his Target Bonus;

              (D)  the amount equal to the product of (1) three and (2) 25% of the Executive's Annual Base Salary (which amount is in lieu of continuing employee benefits and perquisites (provided that Executive and his dependents shall retain rights to any Accrued Obligations and to elect and maintain COBRA coverage)).

            (ii)   With respect to any options, stock appreciation rights, restricted stock, restricted stock units (including the Retention Award) or other stock-based awards held by the Executive under the Company's Incentive Compensation Plan, or any successor plan, on the Date of Termination all restrictions on awards of restricted stock or restricted stock units and other stock-based awards (other than stock options and stock appreciation rights) will be canceled and such awards shall vest, and all outstanding stock options and stock appreciation rights that have not fully vested, shall vest and become immediately exercisable, in each case only to the extent such awards were scheduled to become vested and exercisable during the 36-month period following the Date of Termination; provided, that with respect to any stock options and stock appreciation rights, the options and stock appreciation rights shall remain exercisable until the earlier of (x) the expiration of the option or stock appreciation rights term or (y) one (1) year after the Date of Termination; and provided further that any portion of any such portion of any such awards that remains unvested after application of the preceding provisions of this paragraph (c) shall be forfeited as of the Date of Termination and shall not thereafter become vested or exercisable.

          (c)   Condition Precedent to Receipt of Payments or Benefits under the Program.    The Executive will not be eligible to receive any payments or benefits under Section 4(b) above unless (i) such Executive timely executes and returns a general release of all claims arising out of his employment with, and termination of employment from, the Company in substantially the form attached hereto as Exhibit A (adjusted as necessary to conform to then existing legal requirements) (the "General Release"); and (ii) the revocation period specified in such General Release expires without such Executive exercising his/her right of revocation as set forth in the General Release. The payments and benefits under this Employment Agreement that are conditioned upon such General Release being in effect will be paid on the fifty-third (53rd) day following the Executive's Date of Termination, provided any revocation period applicable to the General Release has expired.

          (d)   Section 409A Compliance

            (i)    This Employment Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A. The Company shall undertake to administer, interpret, and construe this Employment Agreement in a manner that does not result in the imposition to the Executive of additional taxes or interest under Code Section 409A.

            (ii)   The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Employment Agreement. The Company shall not be liable to Executive for any payment made under this Employment Agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment made under this Employment Agreement as an amount includible in gross income under Code Section 409A. Nothing herein shall require the Company to provide Executive with any gross-up for any tax, interest or penalty incurred by Executive under Section 409A.

            (iii)  Any payment required to be made on the fifty-third (53rd) day following Separation from Service shall be deemed timely made if it is made within the time period permitted under Treasury Regulation Section 1.409A-3(d).

            (iv)  With respect to any reimbursement of expenses (including taxes) of the Executive, as specified under this Employment Agreement, such reimbursement of expenses shall be subject to the following conditions: (A) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

            (v)   Notwithstanding anything in this Employment Agreement to the contrary, any tax gross-up payment under Section 7(b) shall be made no later than the December 31 following the Executive's taxable year in which the Executive remits the related tax.

            (vi)  If a payment obligation under this Employment Agreement arises on account of the Executive's Separation from Service while the Executive is a "specified employee" (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee of the Company), any payment of "deferred compensation" (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such Separation from Service shall be accumulated without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such Separation from Service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive's estate following his death.

        5.     Nonexclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 1(a), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. The time and form of payment of amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall not be deferred or accelerated by this Agreement.

        6.     Full Settlement.    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

        7.     Taxes.

          (a)   Withholding Taxes.    The Company shall be entitled to withhold from any and all payments made to the Executive all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Executive for his/her benefit hereunder.

          (b)   Excise Tax.    In the event any payments or benefits received or to be received by the Executive in connection with the Executive's employment or termination thereof (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company) (the "Payments"), are or will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed),

            (i)    then, subject to the immediately following paragraph (ii), the Company shall pay, subject to Section 4(d)(v), an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income or other applicable tax (other than taxes imposed under 409A) and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Payments.

            (ii)   Notwithstanding anything in the foregoing paragraph (i) to the contrary, the foregoing provision shall not apply (therefore no Gross-Up Payment will be made) and any amounts otherwise payable to Executive under Section 4(b) shall be reduced (but not below zero) such that no amounts paid or payable to the Executive under Section 4(b) shall be deemed excess parachute payments subject to Excise Tax, in the event the amount of such reduction does not exceed ten percent (10%) of the total amount payable under Section 4(b). The Company shall reduce or eliminate the Severance Benefits by first reducing or eliminating the portion of such benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Executive's Date of Termination.

            (iii)  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the Executive's actual rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Executive's actual rate of taxation in the state and locality of the Executive's residence on the date on which the Excise Tax is determined, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            (iv)  The computations required by this Section 7(b) shall be made by independent public accountants not then regularly retained by the Company, in consultation with tax counsel selected by them and acceptable to the Executive. The Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his/her tax advisor to verify such computations and shall reimburse the Executive for reasonable fees and expenses incurred with respect thereto.

            (v)   In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive) plus interest on the amount of such repayment from the date the Gross-Up Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the "Applicable Rate"). In the event that the Excise Tax is determined by the Internal Revenue Service or by such independent public accountants to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties, fines or additions to tax payable with respect to such excess) at the time that the amount of such excess if finally determined.

        8.     Confidential Information; Confidentiality and Noncompete Agreement.

          (a)   The Executive shall hold in a fiduciary capacity for the benefit of the Company all material proprietary information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for denying, deferring or withholding any amounts or benefits payable to the Executive under this Agreement.

          (b)   The Executive shall enter into the Confidentiality and Noncompete Agreement with the Company, substantially in the form attached hereto as Exhibit B.

        9.     Arbitration of Disputes and Reimbursement of Legal Costs.    In the event of any dispute between the Company and the Executive, whether arising out of or relating to this Agreement, or otherwise, the Executive and the Company hereby agree that such dispute shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall be experienced in the resolution of disputes under employment agreements or plans or programs similar to this Agreement maintained by major corporations and shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction, and the parties hereby agree to the emergency procedures of the AAA. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The arbitration proceeding shall be conducted in the Denver, Colorado metropolitan area, or if applicable, the metropolitan area in which the Executive's primary office is located or was located immediately prior to Executive's Date of Termination. In the event of any such proceeding, the losing party shall reimburse the prevailing party upon entry of a final award resolving the subject of the dispute for all reasonable legal expenses incurred, unless the arbitrator determines that to do so would be unjust; provided, however, that such final award is entered within the timeframe set forth in Section 4(d)(iv)(B). In the event the final award is not entered within the timeframe set forth in Section 4(d)(iv)(B), the parties shall bear their own attorneys' fees and costs. In addition, after a change in control (as defined in the Company's Change in Control Protection Program) has occurred, the costs of the arbitration shall be borne by the Company and, subject to the limitations of Section 4(d)(iv) hereof, the Company shall also reimburse the Executive for his reasonable legal fees and expenses incurred with respect to such proceeding on a current basis (either directly or by reimbursing the Executive) within thirty (30) days of the presentment of each invoice; provided that, the Executive shall repay any such legal fees or expense paid or advanced within ten (10) days of any determination by the arbitrator that the Executive did not have a reasonable basis for at least one material claim or issue in the dispute. In the event the Executive fails to repay any legal fees or expenses paid or advanced under the circumstance and within the period set forth in the preceding sentence, the Executive shall be obligated to pay all attorneys' fees and costs incurred by the Company for any litigation and collection proceedings initiated to secure such repayment and the Company shall be entitled to pre- and post-judgment interest at a rate of 10% per annum. Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expense) and shall share the fees of the AAA equally.

        10.   Successors.

          (a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        11.   Effect on Other Agreements; Inconsistency.

          (a)   Except as otherwise specified herein, this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes the preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

          (b)   In the event of any conflict between the terms of this Agreement and the terms of any plan, program or policy of the Company, the terms that are the most beneficial to Executive shall control.

        12.   Miscellaneous.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)   All notices and any other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

    At the current home address as listed in the Company's records and as may be updated from time to time by the Executive.

    If to the Company:

    Molson Coors Brewing Company
    1225 17th Street
    Denver, CO 80202
    Attention: Chief Legal Officer

  or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d)   Except as provided herein, the Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

PETER H. COORS	MOLSON COORS BREWING COMPANY
/s/ PETER H. COORS	By:	/s/ SAMUEL D. WALKER Chief Legal Officer

EXHIBIT A TO EMPLOYMENT AGREEMENT

FORM OF RELEASE

GENERAL RELEASE

        1.     For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned ("Executive"), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, "Releasers"), knowingly and voluntarily releases and forever discharges Molson Coors Brewing Company, its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this General Release as "Company") from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Company, Executive has, has ever had or may have as of the date of execution of this General Release, including, but not limited to, any alleged violation of:

  •
  The National Labor Relations Act, as amended;

  •
  Title VII of the Civil Rights Act of 1964, as amended;

  •
  The Civil Rights Act of 1991;

  •
  Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

  •
  The Employee Retirement Income Security Act of 1974, as amended;

  •
  The Immigration Reform and Control Act, as amended;

  •
  The Americans with Disabilities Act of 1990, as amended;

  •
  The Age Discrimination in Employment Act of 1967, as amended;

  •
  The Older Workers Benefit Protection Act of 1990;

  •
  The Worker Adjustment and Retraining Notification Act, as amended;

  •
  The Occupational Safety and Health Act, as amended;

  •
  The Family and Medical Leave Act of 1993;

  •
  Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; or

  •
  Any public policy, contract, tort, or common law.

        Notwithstanding anything herein to the contrary, this General Release shall not apply to: (i) Executive's rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to [DATE] with regard to his service as an officer of Company; (ii) Executive's rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Company or under COBRA; (iii) Executive's rights under the provisions of the Company's Executive Continuity and Protection Program which are intended to survive termination of employment; or (iv) Executive's rights as a stockholder. Excluded from this General Release are any claims which cannot be waived by law.

        [For Current/Former California Residents Only:] This General Release is intended to constitute a release of all of the claims referenced herein, known or unknown, suspected or unsuspected. Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code which provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF

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EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        2.     Executive acknowledges and recites that:

          (a)   Executive has executed this General Release knowingly and voluntarily;

          (b)   Executive has read and understands this General Release in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;

          (c)   Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

          (d)   Executive has sought such counsel, or freely and voluntarily waives the right to consult with counsel, and Executive has had an opportunity, if he so desires, to discuss with counsel the terms of this General Release and their meaning;

          (e)   Executive enters into this General Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

          (f)    Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

        3.     This General Release shall be governed by the internal laws (and not the choice of law principles) of the State of [Colorado], except for the application of pre-emptive federal law.

        4.     Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to Company's General Counsel, in which event this General Release shall be unenforceable and null and void.

Date:	Peter H. Coors

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EXHIBIT B TO EMPLOYMENT AGREEMENT

FORM OF CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

CONFIDENTIALITY AND NONCOMPETE AGREEMENT

        This Confidentiality and Noncompete Agreement (this "Agreement"), dated January 1, 2009 is between Molson Coors Brewing Company (the "Company") and Peter H. Coors (the "Employee")(collectively the "Parties").

        Employee desires to continue to be employed by MCBC as an officer of the Company and/or one of its subsidiaries (collectively "MCBC"). In this role, Employee will be a manager and executive for MCBC, will have access to Confidential Information, or both.

        Pursuant to Section 8 of the Employment Agreement between the Company and Employee, of even date herewith (the "Employment Agreement") entry into this Agreement is a condition of continued employment.

        NOW THEREFORE, in consideration of Employee's employment or continued employment with MCBC the Parties agree as follows:

        1.     Covenants Not to Compete or Interfere.

          a.     During the term of Employee's employment and for a period of 12 months thereafter, and regardless of the reason for Employee's termination, Employee shall not, within the United States, Canada, the United Kingdom or Brazil, directly or indirectly own, manage, operate, control, be employed by, serve as a consultant to or otherwise participate in any business that has services or products competitive with those of MCBC, or develop products or services competitive with those of MCBC.

          b.     Employee acknowledges that MCBC conducts its business on an international level and has customers throughout the United States, Canada, the United Kingdom and Brazil, and that the geographic restriction on competition is therefore fair and reasonable.

          c.     During the term of Employee's employment with MCBC and for a period of 12 months thereafter, and regardless of the reason for Employee's termination, Employee shall not, with respect to any individual who is or at any time during the preceding three months was an executive or management employee of MCBC, engage in any of the following: (i) directly or indirectly cause or attempt to cause any such individual who is then employed by MCBC to leave the employ of MCBC, or (ii) directly or indirectly actively recruit or cause to be actively recruited any such individual to work for any organization of, or in which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity interest; or (iii) directly or indirectly cause to be hired any such individual to work for any organization of, or in which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity interest.

          d.     During the term of Employee's employment with MCBC and for a period of 12 months thereafter, and regardless of the reason for Employee's termination, Employee shall not solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of MCBC which were contacted, solicited or served by Employee while employed by MCBC.

          e.     Employee acknowledges this is a contract for the protection of trade secrets and/or that Employee will be considered executive and management personnel under the following sections of Colorado Revised Statute § 8-2-113(2):

    Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

            (b)   Any contract for the protection of trade secrets;

            (d)   Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

        2.     Confidential Information.

          a.     For purposes of this Agreement, "Confidential Information" includes any and all information and trade secrets, whether written or otherwise, relating to MCBC's business, property, products, services, operations, sales, prospects, research, customers, business relationships, business plans and finances.

          b.     Employee acknowledges that while employed at MCBC, Employee will have access to Confidential Information. Employee further acknowledges that the Confidential Information is of great value to MCBC and that its improper disclosure will cause MCBC to suffer damages, including loss of profits.

          c.     Except in connection with and in furtherance of Employee's official duties with and on behalf of MCBC, Employee shall not at any time or in any manner use, copy, disclose, divulge, transmit, convey, transfer or otherwise communicate any Confidential Information to any person or entity, either directly or indirectly, without the Company's prior written consent.

          d.     Employee agrees, upon employment with MCBC, not to disclose to MCBC any confidential information or trade secrets of former employers or other entities Employee has been associated with.

        3.     Injunctive Relief; Damages.    Employee acknowledges that any breach of this Agreement will cause irreparable injury to MCBC and that money damages alone would be inadequate to compensate it. Upon a breach or threatened breach by Employee of any of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other relief restraining Employee from such breach without posting a bond. Nothing herein shall be construed as prohibiting MCBC from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Employee.

        4.     Severability.    It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible. Accordingly, if any provision of this Agreement shall prove to be invalid or unenforceable, the remainder of this Agreement shall not be affected, and in lieu, a provision as similar in terms as possible shall be added.

        5.     Entire Agreement; Governing Law.    Except as contemplated by the Employment Agreement, this Agreement embodies the entire agreement between the Parties concerning the subject matters hereof and replaces and supersedes any prior or contemporaneous representations or agreements. This Agreement and all related obligations shall be governed by the laws of the State of Colorado.

        6.     Representation by Counsel.    Employee acknowledges that he/she has had an opportunity to consult with independent counsel prior to executing this Agreement.

        7.     Survival.    Employee's obligations under this Agreement shall survive the termination of Employee's employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed to Employee.

        8.     Amendments; Waiver.    This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the Parties.

        IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

COMPANY:
Molson Coors Brewing Company, for itself and its subsidiaries
By:	/s/ SAMUEL D. WALKER
Its:	Chief Legal Officer
EMPLOYEE:
/s/ PETER H. COORS Peter H. Coors

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EMPLOYMENT AGREEMENT